Exhibit 10.5

AMENDED AND RESTATED 2018 STOCK INCENTIVE PLAN
OF RESIDEO TECHNOLOGIES, INC. AND ITS AFFILIATES

FORM OF STOCK OPTION AWARD AGREEMENT

STOCK OPTION AWARD AGREEMENT (this “Agreement”) made as of the [DAY] day of [MONTH, YEAR] (the “Grant Date”), between Resideo Technologies, Inc. (the “Company”) and [EMPLOYEE NAME] (“Participant”).

1.

Grant of Option. The Company has granted you an Option to purchase [NUMBER] Shares of Common Stock, subject to the provisions of this Agreement and the Amended and Restated 2018 Stock Incentive Plan of Resideo Technologies, Inc. and its Affiliates (the “Plan”). This Option is a nonqualified Option for federal income tax purposes.

2.	Exercise Price. The purchase price of the Shares covered by the Option will be [DOLLAR AMOUNT] per Share (the “Exercise Price”).
3.

Vesting. Except as otherwise provided in Sections 7 and 8 of this Agreement, the Option will become exercisable as provided on the attached Vesting Schedule Table, which is incorporated into, and made a part of, this Agreement.

4.

Term of Option. The Option must be exercised prior to the close of the New York Stock Exchange (“NYSE”) on the day before the seventh anniversary of the Grant Date (the “Expiration Date”), subject to earlier termination or cancellation as provided below. If the NYSE is not open for business on the Expiration Date, the Option will expire at the close of the NYSE on the business day immediately preceding the Expiration Date.

5.

Payment of Exercise Price. You may pay the Exercise Price by cash, certified check, bank draft, wire transfer, postal or express money order, or any other alternative method specified in the Plan and expressly approved by the Committee. Notwithstanding the foregoing, you may not tender any form of payment that the Committee determines, in its sole and absolute discretion, could violate any law or regulation.

6.

Exercise of Option. Subject to the terms and conditions of this Agreement, the Option may be exercised by contacting the [CONTACT DETAILS]. If the Option is exercised after your death, the Company will deliver Shares only after the Committee has determined that the person exercising the Option is the duly appointed executor or administrator of your estate or the person to whom the Option has been transferred by your will or by the applicable laws of descent and distribution.

7.	Termination, Retirement, Disability or Death. Subject to Section 8, this Option shall vest and remain exercisable as follows:

Event	Vesting	Exercise Period for Vested Awards
Death	Immediate vesting as of death (including if death occurs during any post-Retirement continued vesting period).	Expires earlier of (i) original expiration date, or (ii) 3 years after death (including instances where death occurs during any post-Retirement continued vesting period).

Disability	Immediate vesting as of Termination of Service due to the incurrence of Disability.	Expires earlier of (i) original expiration date, or (ii) 3 years after Termination of Service due to Disability.

Retirement	Unvested portions of this Award continue to vest in accordance with original vesting schedule following Retirement.	Expires earlier of (i) original expiration date, or (ii) 3 years after Retirement.

Voluntary Termination of Service (other than as covered by Retirement)	Unvested portions of this Award forfeited as of Termination of Service.	Expires earlier of (i) original expiration date, or (ii) 30 days after Termination of Service.

Involuntary Termination of Service not for Cause

[Unvested portions of this Award forfeited as of Termination of Service.]

[Section 16 Officers: Pro rata vesting as of Termination of Service (determined by multiplying   the number of Options originally subject to this Award by a fraction, the numerator of which is the number of days you were actively employed before your Termination of Service from the Award Date, and the denominator of which is the total number of days from the Award Date to the final scheduled vesting date, and then subtracting the number of Options previously vested under this Award.]

Expires earlier of (i) original expiration date, or (ii) 1 year after Termination of Service.

Involuntary termination for Cause	Unvested portions of this Award forfeited as of Termination of Service.	Vested Awards immediately cancelled.

If your Termination of Service due to Retirement occurs before the final scheduled vesting date described in Vesting Schedule Table, your unvested Award will continue to vest in accordance with the terms of this Agreement. If your Retirement results in this Award’s continued vesting, as a condition thereof you hereby agree that for the remainder of any continued vesting period, you will (i) remain available to provide service to the Company on an as-requested basis (which service, for purposes of compliance with Section 409A of the Code, shall not exceed 20% of your pre-Termination of Service level of Service to the Company) and (ii) execute, in the discretion of the Company, a non-competition agreement in favor of the Company in the form provided by the Company.

Except as expressly provided herein, all rights hereunder shall cease to accrue as of the date of your Termination of Service with the Company and its Affiliates and you will forfeit the unvested portion of any award and all rights to continue vesting in awards shall cease as of the date of your Termination of Service. Further, you will not be entitled to receive additional awards hereunder after your Termination of Service.

8.

Change in Control. If you incur an involuntary Termination of Service not for Cause (as defined in Section 2 of the Plan) or a voluntary Termination of Service for Good Reason (as defined in Section 2 of the Plan) on or before the second anniversary of the date of a Change in Control, any portion of the Option that has not vested or terminated as of your Termination of Service shall vest as of your Termination of Service and become exercisable in full as of the date of such Termination of Service. Such a termination shall be considered an Involuntary Termination not for Cause or, if applicable, a Retirement, under Section 7 of this Agreement.

9.

Withholdings. The Company or your local employer shall have the power and the right to deduct or withhold, or require you to remit to the Company or your local employer, an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gain taxes, transfer taxes, and social security contributions, and National Insurance Contributions, that are required by law to be withheld with respect to the grant of the Option, any exercise of your rights under this Agreement, the sale of Shares acquired from the exercise of the Option, and/or payment of dividends on Shares acquired pursuant to the Option.

10.

Transfer of Option. You may not transfer the Option or any interest in the Option except by will or the laws of descent and distribution [or except as otherwise permitted by the Committee and as specified in the Plan]. Any other attempt to dispose of your interest will be null and void.

11.	[Requirements for and Forfeiture of Award.
a.

General. The Award is expressly contingent upon you complying with the terms, conditions and definitions contained in this Section 11 and in any other agreement that governs your noncompetition with the Company and its Affiliates, your nonsolicitation of employees, customers, suppliers, business partners and vendors of the Company and its Affiliates, and/or your conduct with respect to trade secrets and proprietary and confidential information of the Company and its

Affiliates. For the avoidance of doubt, for purposes of this Section 11, the “Company and its Affiliates” shall include Resideo Technologies, Inc. and its predecessors, designees and successors, as well as its past, present and future operating companies, divisions, subsidiaries, affiliates and other business units, including businesses acquired by purchase of assets, stock, merger or otherwise.

b.	Remedies.
1.

You expressly agree and acknowledge that the forfeiture provisions of Section 11(b)(2) of this Agreement shall apply if, from the Grant Date until the date that is [twenty-four (24)] months after your Termination of Service for any reason other than Retirement, or in the case of Retirement only, the later of (A) [twenty-four (24)] months after your Termination of Service and (B) the last scheduled vesting date in the Vesting Schedule Table, for any reason, you (i) enter into an employment, consultation or similar agreement or arrangement (including any arrangement for service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business in which the Company or its Affiliates are engaged if the business is competitive (in the sole judgment of the Committee) with the Company or its Affiliates and the Committee has not approved the agreement or arrangement in writing, or (ii) make any statement, publicly or privately (other than to your spouse and legal advisors), which would be disparaging (as defined below) to the Company and its Affiliates or their businesses, products, strategies, prospects, condition, or reputation or that of their directors, employees, officers or members; provided, however, that nothing shall preclude you from making any statement in good faith which is required by any applicable law or regulation or the order of a court or other governmental body, or (iii) write or contribute to a book, article or other media publication, whether in written or electronic format, that is in any way descriptive of the Company or its Affiliates or your career with the Company or its Affiliates without first submitting a draft thereof, at least thirty (30) days in advance, to the Company’s [Senior Vice President, General Counsel and Corporate Secretary] or his or her delegate, whose judgment about whether such book, article or other media publication is disparaging shall be determinative; or such a book, article or other media publication is published after a determination that it is disparaging; provided, however, that nothing herein shall preclude you from reporting (in good faith) possible violations of federal law or regulation to any governmental agency or entity, including but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and/or any agency Inspector General, or making any other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, or from otherwise making any statement (in good faith) which is required by any applicable law or regulation or the order of a court or other governmental body.

For purposes of this Section 11(b)(1), the term “disparaging” shall mean any statement or representation (whether oral or written and whether true or untrue) which, directly or by implication, tends to create a negative, adverse, or derogatory impression about the subject of the statement or representation or which is intended to harm the reputation of the subject of the statement or representation.

2.

In addition to the relief described in any other agreement that governs your noncompetition with the Company or its Affiliates, your nonsolicitation of the employees, customers, suppliers, business partners and vendors of the Company or its Affiliates, and/or your conduct with respect to the trade secrets and proprietary and confidential information of the Company or its Affiliates, if the Committee determines, in its sole judgment, that you have violated the terms of any such agreement or you have engaged in an act that violates Section 11(b)(1) of this Agreement, (i) any portion of the Option you have not exercised (whether vested or unvested) shall immediately be cancelled, and you shall forfeit any rights you have with respect to the Option as of the date of the Committee’s determination, and (ii) you shall immediately deliver to the Company Shares equal in value to the amount of any profit you realized upon an exercise of the Option during the period beginning twelve (12) months prior to your Termination of Service and ending on the date of the Committee’s determination.

3.

Notwithstanding anything in the Plan or this Agreement to the contrary, you acknowledge that the Company may be entitled or required by law, Company policy or the requirements of an exchange on which the Shares are listed for trading, to recoup compensation paid to you pursuant to the Plan, and you agree to comply with any Company request or demand for recoupment.[1]

12.	Adjustments. Any adjustments to the Option will be governed by Section 5.3 of the Plan.
13.

Restrictions on Exercise. Exercise of the Option is subject to the conditions that, to the extent required at the time of exercise, (i) the Shares covered by the Option will be duly listed, upon official notice of issuance, upon the NYSE, and (ii) a Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective. The Company will not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel of the Company.

14.

Disposition of Securities. By accepting the Award, you acknowledge that you have read and understand the Company’s policy, and are aware of and understand your obligations under U.S. federal securities laws in respect of trading in the Company’s securities, and you agree

[1]	Section 11 or other similar terms may be included in individual grant agreements, as determined by the Committee at the time an Award is granted.

not to use the Company’s “cashless exercise” program (or any successor program) at any time when you possess material nonpublic information with respect to the Company or when using the program would otherwise result in a violation of securities law. The Company will have the right to recover, or receive reimbursement for, any compensation or profit realized on the exercise of the Option or by the disposition of Shares received upon exercise of the Option to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

15.

Plan Terms Govern. The exercise of the Option, the disposition of any Shares received upon exercise of the Option, and the treatment of any gain on the disposition of these Shares are subject to the terms of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan will control unless otherwise stated in this Agreement. By accepting the Award, you acknowledge receipt of the Plan and the prospectus, as in effect on the date of this Agreement.

16.	Personal Data.
a.

By entering into this Agreement, and as a condition of the grant of the Option, you acknowledge that your personal data is collected, used, and transferred in view of the performance of this Agreement as described in this Section 16, which is to the full extent permitted by and in full compliance with applicable law.

b.

You understand that your local employer holds, by means of an automated data file, certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held in the Company, details of all options or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”).

c.

You understand that part or all of your Data may be also collected, used, or held by the Company or its Affiliates for the purpose of managing and administering this award or any previous award/incentive plans. Specifically, your Data is transferred to, and/or collected, used, or held by [the Compensation & Benefits Department (at the business and Corporate levels), your local, regional and SBG business managers, the Company’s senior executives (e.g., SVP-HR, CEO), the Committee, and Morgan Stanley]. The Company stores your Data for this purpose [until the last vesting date described in this Agreement OR for a period of xx years / months / days].

d.

You understand that your local employer will transfer Data to the Company or its Affiliates among themselves as necessary for the purposes of implementation, administration, and management of your participation in the Plan, and that the

Company or its Affiliates may transfer data among themselves, and/or each, in turn, further transfer data to any third parties assisting the Company in the implementation, administration, and management of the Plan (the “Data Recipients”).

e.

You understand that the Company or its Affiliates, as well as the Data Recipients, are or may be located in your country of residence or elsewhere, such as the United States. You authorize the Company or its Affiliates, as well as the Data Recipients, to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf, to a broker or third party with whom the Shares may be deposited.

f.

You understand that you may show your opposition to the processing and transfer of your Data, and, may at any time, review the Data or request that any necessary amendments be made to it. To exercise your data privacy rights, refer to the Company’s Data Privacy Global Policy [located on the Intranet / provide link to policy / otherwise describe how to find the policy].

g.

As soon as your Data is transferred to a third party Data Recipient (e.g., Morgan Stanley), (i) the Data Recipient becomes responsible for this Data (as a data controller), (ii) the Data will be subject to the Data Recipient’s privacy statements and notices, (iii) the Company and its Affiliates will no longer be responsible for the transferred Data, and (iv) you should refer to the Data Recipient’s statements and notices about its data protection policies and practices.

17.	Discretionary Nature and Acceptance of Award. By accepting this Award, you agree to be bound by the terms of this Agreement and acknowledge that:
a.

The Company (and not your local employer) is granting your Option. Furthermore, this Agreement is not derived from any preexisting labor relationship between you and the Company, but rather from a mercantile relationship.

b.	The Company may administer the Plan from outside your country of residence and United States law will govern all options granted under the Plan.
c.	Benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments.
d.

The benefits and rights provided under the Plan are not to be considered part of your salary or compensation under your employment with your local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. You waive any and all rights to compensation or damages as a result of the termination of employment with your local employer for any reason whatsoever insofar as those rights result, or may result, from the loss or diminution in value of such rights under the Plan or your ceasing to have any rights under, or ceasing to be entitled to any rights under, the Plan as a result of such termination.

e.

The grant of the Option hereunder, and any future grant of an option under the Plan, is entirely voluntary, and at the complete discretion of the Company. Neither the grant of the Option nor any future grant by the Company will be deemed to create any obligation to make any future grants, whether or not such a reservation is explicitly stated at the time of such a grant. The Company has the right, at any time and/or on an annual basis, to amend, suspend or terminate the Plan; provided, however, that no such amendment, suspension, or termination will adversely affect your rights hereunder.

f.

The Plan will not be deemed to constitute, and will not be construed by you to constitute, part of the terms and conditions of employment. Neither the Company nor your local employer will incur any liability of any kind to you as a result of any change or amendment, or any cancellation, of the Plan at any time.

g.	Participation in the Plan will not be deemed to constitute, and will not be deemed by you to constitute, an employment or labor relationship of any kind with the Company.
18.

Limitations. Nothing in this Agreement or the Plan gives you any right to continue in the employ of the Company or any of its Affiliates or to interfere in any way with the right of the Company or any Affiliate to terminate your employment at any time. Payment of Shares is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of the Option. You have no rights as a shareowner of the Company pursuant to the Option until Shares are actually delivered you.

19.

Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Option. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Option.

20.

Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

21.

Governing Law. The Plan, this Agreement, and all determinations made and actions taken under the Plan or this Agreement shall be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware and construed accordingly, to the extent not superseded by applicable federal law.

22.

Acknowledgements and Acceptance. By accepting this Agreement, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, the Plan, the Plan’s prospectus and all accompanying documentation; and (ii) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding the Option, and that any prior agreements, commitments, or negotiations concerning the Option are replaced and superseded.

I Accept:

Print Name	EID

Signature	Date

VESTING SCHEDULE TABLE